Exhibit 10.8

May 9, 2005

Deborah Burke
512 Hanbury Lane
Foster City, CA 94404

Dear Deborah:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. Your title will be that of Senior Director, Finance and Controller, in our Finance department reporting to Frank Karbe, Senior Vice President and Chief Financial Officer. Other terms of employment include:

Compensation: Your base salary will be seven thousand seven hundred and eight dollars and thirty-three cents ($7,708.33) per pay period. There are two pay periods per month. This equates to base compensation of one hundred eighty five thousand dollars ($185,000.00) on an annual basis. You will receive a sign-on bonus of ten thousand dollars ($10,000.00) payable on the first pay date after hire. Should you elect to voluntarily terminate employment with the Company within twelve (12) months of your hire date, the sign-on bonus will be entirely re-paid by you to the Company on your last date of employment.

Options for Equity: You will also be eligible to receive a stock option for ten thousand (10,000) shares of Exelixis stock pursuant to our standard Stock Plan and subject to approval by the Board of Directors. Options vest at the rate of 1/4th after one year and 1/48th every month thereafter over a total of four years.

Benefits: All full-time employees of Exelixis, Inc. enjoy a generous benefits package, which is outlined on the attached Summary of Benefits.

Performance Review: Focal reviews will take place annually during the month of December, at which time your performance will be reviewed. If eligible for a performance review increase, the merit increase will be effective in January.

Bonus Target: You will be eligible for a bonus target of up to fifteen percent (15%) of your annual salary based on performance and achievement of key milestones.

Deborah Burke
May 9, 2005
Page Two

Start Date: On or before Monday, May 31, 2005.

Confidentiality and Company Policies: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the attached Confidential Disclosure Agreement. You will also be required to abide by the Company’s policies and procedures, including the Code of Business Conduct and Ethics.

Other: This offer expires on Monday, May 09, 2005 unless accepted by you prior to this date. In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

You may accept this offer of employment by signing both copies of this letter and Proprietary Information and Invention Agreements and returning one of each in the envelope provided to Kamyn Kurosu, Recruiting Assistant, 170 Harbor Way, P.O. Box 511, South San Francisco, CA. 94083.

Deborah, we look forward to your coming on board!

Sincerely,

/s/ Lupe Rivera

Lupe Rivera
Vice President, Human Resources

ACCEPTED BY:

/s/ Deborah Burke                        5/9/05
Deborah Burke                            Date